Exhibit 99.1

1245 “Q” Street Lincoln, NE 68508 Phone: 402-475-2525 Fax: 402-475-9061

Contact:     Kevin R. Karas

Chief Financial Officer

402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES

FIRST QUARTER 2016 RESULTS

LINCOLN, Nebraska (May 3, 2016) — National Research Corporation (NASDAQ: NRCIA and NRCIB) today announced results for the first quarter of 2016.

●	Net New Sales $5.9 million, up 18%
●	Total Contract Value $111.3 million
●	Revenue up 6% to $27.9 million
●	Net Income of $5.2 million, up 49%

Remarking on Company performance, Michael D. Hays, chief executive officer of National Research Corporation said, “Double-digit growth in sales and net income shows strong financial performance which, combined with progress against our strategic initiatives, resulted in a very rewarding quarter.”

Revenue for the quarter ended March 31, 2016, was $27.9 million, compared to $26.3 million for the same quarter in 2015. Net income for the quarter ended March 31, 2016, was $5.2 million, compared to $3.5 million for the quarter ended March 31, 2015. Diluted earnings per share increased to $0.12 for Class A shares and $0.73 for Class B shares for the quarter ended March 31 2016, from diluted earnings per share of $0.08 for Class A shares and $0.49 for Class B shares for the quarter ended March 31, 2015. Combined diluted earnings per share (a non-GAAP measure) increased to $0.21 for the quarter ended March 31, 2016, from $0.14 for the first quarter of 2015.

Regarding first quarter performance, Kevin Karas, chief financial officer of National Research Corporation, said, “Continued strong net new sales growth and increased client retention in the first quarter combined to drive significant improvement in our organic revenue growth rate. Revenue grew at a 6% rate in the first quarter, which is an 8% growth rate adjusted for the sale of our clinical workflow tool.”

NRC Announces First Quarter 2016 Results

May 3, 2016

A listen-only simulcast of National Research Corporation’s 2016 first quarter conference call will be available online at http://edge.media-server.com/m/p/gm9jwhzj on May 4, 2016, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately one hour later and continue for 30 days.

For more than 35 years, National Research Corporation has been at the forefront of patient-centered care, helping healthcare providers measure and improve quality and services through analytics that offer a rich understanding of customers’ experiences, preferences, risks and behaviors across the healthcare continuum.

The information discussed within this release includes financial results and projections that are in accordance with accounting principles generally accepted in the United States (GAAP). In addition, certain non-GAAP financial measures have been provided that calculate combined earnings per share based on combined Class A and Class B shares and share equivalents outstanding, respectively. The non-GAAP measures should be read in conjunction with the corresponding GAAP measures and should be considered in addition to, and not as an alternative or substitute for, the measures prepared in accordance with GAAP. Please note that the Company’s non-GAAP measures may be different than those used by other companies. The additional non-GAAP financial information the Company presents should be considered in conjunction with, and not as a substitute for, the Company’s financial information presented in accordance with GAAP. The non-GAAP financial measures are provided in an effort to provide information that investors may deem relevant to evaluate results from the company's core business operations and to compare the company's performance with prior periods. The company uses both GAAP and these non-GAAP financial measures for evaluating comparable financial performance against prior periods.

This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

NRC Announces First Quarter 2016 Results

May 3, 2016

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three months ended March 31,
	2016	2015

Revenue	$27,870	$26,270

Operating expenses:
Direct	11,539	11,799
Selling, general and administrative	7,357	7,627
Depreciation and amortization	968	1,015
Total operating expenses	19,864	20,441

Operating income	8,006	5,829

Other income (expense):
Interest income	11	17
Interest expense	(85)	(63)
Other, net	74	(1)

Total other expense	--	(47)

Income before income taxes	8,006	5,782

Provision for income taxes	2,833	2,302

Net income	$5,173	$3,480

Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$0.12	$0.08
Class B	$0.74	$0.50
Diluted Earnings Per Share:
Class A	$0.12	$0.08
Class B	$0.73	$0.49

Weighted average shares and share equivalents outstanding
Class A - Basic	20,710	20,792
Class B - Basic	3,489	3,478
Class A - Diluted	20,948	21,033
Class B - Diluted	3,531	3,524

NRC Announces First Quarter 2016 Results

May 3, 2016

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Balance Sheets

(Dollars in thousands, except per share amounts and par value)

	Mar. 31, 2016	Dec. 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$25,366	$42,145
Accounts receivable, net	14,101	9,808
Income taxes receivable	1,919	157
Other current assets	3,428	2,951
Total Current Assets	44,814	55,061

Property and equipment, net	11,631	11,125
Goodwill	57,944	57,792
Other, net	3,981	4,071
Total Assets	$118,370	$128,049

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$4,354	$3,394
Deferred revenue	17,877	14,843
Accrued compensation	4,496	4,391
Dividends payable	3,369	18,440
Income taxes payable	-	701
Notes payable	2,422	2,402
Total Current Liabilities	32,518	44,171

Non-Current Liabilities	9,682	9,656

Total Liabilities	42,200	53,827

Shareholders’ Equity:
Preferred stock, $0.01 par value, authorized 2,000,000 shares, none issued	--	--
Class A Common stock, $0.001 par value; authorized 60,000,000 shares, issued 25,646,624 in 2016 and 25,592,812 in 2015, outstanding 20,894,893 in 2016 and 20,848,168 in 2015	26	26
Class B Common stock, $0.001 par value; authorized 80,000,000 shares, issued 4,298,886 in 2016 and 4,271,413 in 2015, outstanding 3,536,496 in 2016 and 3,510,150 in 2015	4	4
Additional paid-in capital	43,519	44,103
Retained earnings	67,118	65,313
Accumulated other comprehensive loss	(2,121)	(2,995)
Treasury stock	(32,376)	(32,229)
Total Shareholders’ Equity	76,170	74,222
Total Liabilities and Shareholders’ Equity	$118,370	$128,049

NRC Announces First Quarter 2016 Results

May 3, 2016

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Non-GAAP Combined Earnings Per Share Schedule

(In thousands, except per share data)

	Three months ended March 31,
	2016	2015
Combined Earnings Per Share
Basic Earnings Per Share	$0.21	$0.14
Diluted Earnings Per Share	$0.21	$0.14

Combined weighted average shares and share equivalents outstanding
Combined - Basic	24,198	24,270
Combined - Diluted	24,479	24,557